EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:                 Robert M. Garst, Chief Executive Officer

                                717-957-2196

RIVERVIEW FINANCIAL CORPORATION ANNOUNCES

EARNINGS FOR THE THIRD QUARTER OF 2011

HALIFAX, PA, October 20, 2011 — Riverview Financial Corporation (OTCQB: RIVE) reported net income of $1,444,000 for the nine months ended September 30, 2011, as compared with net income of $1,270,000 for the nine months ended September 30, 2010.  Basic and diluted earnings per share were $0.83 per share for the nine months ended September 30, 2011 as compared with $0.73 per share for the nine months ended September 30, 2010.  The annualized return on average assets for the first nine months of 2011 was 0.70% as compared with 0.66 % for the first nine months of 2010.  The annualized return on average equity was 7.51% for the nine months ended September 30, 2011 compared with 6.66% for the nine months ended September 30, 2010.  Riverview’s book value per share increased to $15.27 at September 30, 2011, an increase of 3.2% from $14.79 at September 30, 2010.

Robert M. Garst, Chief Executive Officer, commented, “Riverview’s strong financial results as of the end of the third quarter of 2011 were a continuation of the positive earnings trend that was delivered during the first half of this year.  This has been an exciting time as we continue to build momentum in delivering our products and services to our customers and profitability to our shareholders in this challenging economic environment.  The introduction of our Dividend Reinvestment Plan earlier this year has proven to be an added enhancement to our shareholders considering that a 5% discount is applied to the purchase price of all shares purchased by the Plan.  In addition, we expanded our business in the Schuylkill county market by opening a loan production office in Cressona, Pennsylvania, which we feel will allow us to expand current customer relationships and gain new clients.  While it is difficult to forecast future events, we believe our strong capital position, loan portfolio management and solid core earnings position us for long-term growth, profitability and shareholder appreciation.”

Riverview Financial Corporation, with consolidated assets of $288.7 million, is the bank holding company for its principal subsidiary, Riverview National Bank, which serves the communities of Perry, Dauphin, Cumberland and Schuylkill counties through four full service branches of The First National Bank of Marysville, four full service branch facilities and one drive-up office of Halifax National Bank, and a loan production office.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.